EXHIBIT 99.2

                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE

                              FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 and 1996
                            Exhibit 99.2 (continued)
                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE


List of Financial Statements


       Independent Auditors' Report

       Balance Sheets - December 31, 1998 and 1997

       Statements of Operations  - Years Ended December 31, 1998, 1997 and 1996

       Statements of Changes in Partners' Capital - Years Ended December 31,
          1998, 1997 and 1996

       Statements of Cash Flows - Years Ended December 31, 1998, 1997 and 1996

       Notes to Financial Statements
                            Exhibit 99.2 (continued)
                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE



                          Independent Auditors' Report


To the Partners
Minneapolis Business Parks Joint Venture
Greenville, South Carolina



We have audited the accompanying balance sheets of Minneapolis Business Parks Joint Venture (the "Partnership") as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minneapolis Business Parks Joint Venture as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


                                                   /s/ Imowitz Koenig & Co., LLP
                                                    Certified Public Accountants


New York, N.Y.
March 3, 1999
                            Exhibit 99.2 (continued)
                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE

                                 BALANCE SHEETS
                                 (in thousands)




                                                      December 31,
                                                    1998         1997
Assets

  Cash and cash equivalents                      $ 4,191      $ 2,751
  Receivables and other assets                     1,033          650

  Investment Properties:
    Land                                           4,523        4,523
    Building and related personal property        16,489       16,184
                                                  21,012       20,707
    Less accumulated depreciation                 (6,362)      (5,777)
                                                  14,650       14,930

                                                 $19,874      $18,331

Liabilities and Partners' Capital

  Accrued expenses and other liabilities         $   539      $   167

Partners' Capital:
  Century Pension Income Fund XXIII               13,088       12,299
  Century Pension Income Fund XXIV                 6,247        5,865
    Total partners' capital                       19,335       18,164

                                                 $19,874      $18,331
                 See Accompanying Notes to Financial Statements
                            Exhibit 99.2 (continued)
                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE

                            STATEMENTS OF OPERATIONS
                                 (in thousands)




                                            Years Ended December 31,
                                        1998          1997         1996
Revenues:
  Rental income                       $3,121        $3,052      $3,000
  Other income                           172           138         136
Total revenues                         3,293         3,190       3,136

Expenses:
  Operating                              773           931         837
  General and administrative              19             5          16
  Depreciation                           585           581         593
  Property taxes                         745           745         756
Total expenses                         2,122         2,262       2,202

Net income                            $1,171        $  928      $  934

Allocation of net income:
Century Pension Income Fund XXIII     $  789        $  631      $  635
Century Pension Income Fund XXIV         382           297         299

                                      $1,171        $  928      $  934
                 See Accompanying Notes to Financial Statements
                            Exhibit 99.2 (continued)
                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                                 (in thousands)

                                        Century Pension   Century Pension
                                       Income Fund XXIII Income Fund XXIV    Total
Partners' capital at December 31, 1995    $11,033           $ 5,269          $16,302

Net income for the year ended
  December 31, 1996                           635               299              934

Partners' capital at December 31, 1996     11,668             5,568           17,236

Net income for the year ended
  December 31, 1997                           631               297              928

Partners' capital at December 31, 1997     12,299             5,865           18,164

Net income for the year ended
  December 31, 1998                           789               382            1,171

Partners' capital at December 31, 1998    $13,088           $ 6,247          $19,335

                 See Accompanying Notes to Financial Statements
                            Exhibit 99.2 (continued)
                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)




                                                   Years Ended December 31,
                                                    1998     1997     1996
Cash flows from operating activities:
Net income                                         $1,171   $  928   $  934
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation                                          585      581      593
Amortization                                           80       71       84
Change in accounts:
Receivables and other assets                         (463)    (214)    (155)
Accrued expenses and other liabilities                372       (9)      19
Net cash provided by operating activities           1,745    1,357    1,475

Cash flows from investing activities:
Property improvements and replacements               (305)    (149)     (91)
Cash used in investing activities                    (305)    (149)     (91)

Cash flows from financing activities:                  --       --       --

Net increase in cash and cash equivalents           1,440    1,208    1,384

Cash and cash equivalents at beginning of year      2,751    1,543      159

Cash and cash equivalents at end of year           $4,191   $2,751   $1,543
                 See Accompanying Notes to Financial Statements



                            Exhibit 99.2 (continued)
                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE

                         Notes to Financial Statements

                               December 31, 1998


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization: Minneapolis Business Parks Joint Venture (the "Partnership") is a general partnership organized in 1987 under the laws of the State of California to acquire three business parks in Minnesota. The general partners are Century Pension Income Fund XXIII ("XXIII") and Century Pension Income Fund XXIV ("XXIV"), California limited partnerships which are affiliated through their general partners.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand and in banks, money market funds and certificates of deposit with original maturities of less than 90 days. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

Leases: The Partnership leases certain commercial space to tenants under various lease terms. The leases are accounted for as operating leases in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases."

Some of the leases contain stated rental increases during their term. For leases with fixed rental increases, rents are recognized on a straight-line basis over the terms of the lease. Cash collections exceeded the straight-line basis of revenue recognition by approximately $43,000 in 1998. The straight-line basis recognized approximately $23,000 more in rental income than was collected in 1997. For all other leases, minimum rents are recognized over the terms of the leases.

Investment Properties: Investment properties include three commercial properties and are stated at cost. Acquisition fees are capitalized as a cost of real estate. The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Depreciation: Depreciation is computed by the straight-line method over estimated useful lives ranging from five to thirty-nine years for buildings and improvements and related personal property.

Deferred Leasing Commission: Leasing commissions are deferred and amortized over the lives of the related leases, which range from one to eleven years. At December 31, 1998 and 1997, deferred leasing commissions totaled approximately $422,000 and $452,000 and accumulated amortization totaled approximately $236,000 and $221,000, respectively.



Net Income Allocation: Net income is allocated based on the ratio of each partner's capital contribution to the joint venture.

Income Taxes: Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

Reclassification: Certain reclassifications have been made to the 1997 and 1996 balances to conform to the 1998 presentation.

NOTE B - MINIMUM FUTURE RENTAL REVENUES

Minimum future rental revenues from operating leases having non-cancelable lease terms in excess of one year at December 31, 1998, are as follows (in thousands):

      1999        $1,891
      2000         1,286
      2001           712
      2002           294
      2003           167
   Thereafter          7
      Total       $4,357

Amortization of deferred leasing commissions totaled $80,000, $62,000 and $84,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

NOTE C - REAL ESTATE AND ACCUMULATED DEPRECIATION

                                Initial Cost to Partnership



                                       (in thousands)

                                            Buildings and   Net Cost Capitalized
                                           Related Personal (Removed) Subsequent
     Description      Encumbrances  Land      Property         to Acquisition
                                                               (in thousands)

Alpha Business Center $    --     $ 3,199     $ 6,735             $   733

Plymouth Service           --         475       2,306                  37

Westpoint Business         --       1,166       5,987                 374

Total                 $    --     $ 4,840     $15,028             $ 1,144







                          Gross Amount at Which Carried
                               at December 31, 1998
                                  (in thousands)

                               Buildings
                              and Related
                               Personal            Accumulated     Year of    Acquired  Depreciable
     Description       Land    Property    Total   Depreciation  Construction   Date    Life-Years
                                                  (in thousands)
Alpha Business Center $ 3,002   $ 7,665   $10,667   $ 3,025          1979       5/87    5-39 Years

Plymouth  Service         419     2,399     2,818       871          1979       5/87    5-39 Years

Westpoint Business      1,102     6,425     7,527     2,466          1979       5/87    5-39 Years

Total                 $ 4,523   $16,489   $21,012   $ 6,362

Reconciliation of Real Estate and Accumulated Depreciation (in thousands)

                                             Years Ended December 31,
                                           1998        1997        1996

Real Estate
Balance at beginning of year             $20,707     $20,558     $20,467
  Property improvements                      305         149          91
Balance at end of year                   $21,012     $20,707     $20,558



Accumulated Depreciation:

Balance at beginning of year             $ 5,777     $ 5,196     $ 4,603
  Additions charged to expense               585         581         593
Balance at end of year                   $ 6,362     $ 5,777     $ 5,196

The aggregate cost of the real estate for Federal income tax purposes at December 31, 1998 and 1997, is approximately $22,236,000 and $22,040,000, respectively. Accumulated depreciation for Federal income tax purposes at December 31, 1998 and 1997, is approximately $5,517,000 and $5,004,000, respectively.